CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

OncBioMune Pharmaceuticals, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 13, 2016 relating to our audits of the consolidated balance sheet of OncBioMune Pharmaceuticals, Inc. (the “Company”) as of December 31, 2015 and the related consolidated statement of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2015. Our report dated April 13, 2016, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP
Newport Beach, California
May 12 , 2017